Exhibit 99.1
Press Release

Additional International Monetary Systems Debt Converted to Equity

New Berlin, Wis. – September 6, 2007 -- International Monetary Systems, Ltd. (OTCBB:INLM), a worldwide leader in business-to-business barter services, today announced that two private investors who were holding $300,000 in convertible notes have completed the conversion of their positions to equity. This brings the total of such notes converted to $1 million since March of 2007.

Don Mardak, IMS' President and CEO, stated: "Once again, these investors have demonstrated their faith in the future of International Monetary Systems by converting their interest-bearing notes to IMS shares. Without their original investments, we could not have achieved the remarkable revenue growth that we have shown throughout 2007, and their wisdom and counsel have been most insightful.”

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves more than 16,500 customers representing 24,000 cardholders in 46 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables businesses and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and the International Reciprocal Trade Association (IRTA). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.

Contact:
International Monetary Systems, Ltd., New Berlin, WI
John Strabley, 800-559-8515
http://www.internationalmonetary.com